                                                                       Exhibit 1
                          REPUBLIC NEW YORK CORPORATION

                             SECRETARY'S CERTIFICATE



I, PATRICIA J. HOWARD, HEREBY CERTIFY that I am a duly appointed and qualified Deputy Corporate Secretary of Republic New York Corporation, a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland (the "Corporation"), and that I have been duly elected and I am presently serving in that capacity in accordance with the By-Laws of the Corporation.

I FURTHER CERTIFY that the following is a true and correct copy of resolutions duly adopted by the Finance Committee of the Board of Directors of this Corporation, by Unanimous Written Consent dated September 17, 1997 and that such resolutions are now in full force and effect:

RESOLVED, that, in accordance with and supplemental to the resolutions of the Board of Directors of this Corporation duly adopted September 4, 1991, which authorize the issuance of up to 10,000,000 shares of the Corporation's Preferred Stock on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, (the "Shelf Resolutions"), such securities having been registered with the Securities and Exchange Commission effective September 27, 1991, the Finance Committee of the Board of Directors (the "Committee") does hereby determine the following:

1. That the number of shares of the Corporation's preferred stock, without par value, heretofore authorized for issuance by the Board of Directors, to be sold to Morgan Stanley & Co. Incorporated for resale to the public, shall be 3,000,000 shares designated as the Corporation's $2.8575 Cumulative Preferred Stock (the "Preferred Stock");

2. That the price at which the Preferred Stock shall be sold to the public shall be $50 per share;

3. That the underwriting discount and commission shall be 2% of the price of the Preferred Stock to the public (being $1.00 per share of the price of the Preferred Stock to the public);

4. That the annual dividend rate on the Preferred Stock shall be 5.715% per annum of the price to the public (being $2.8575 per share per annum);

5. That the amount of the initial dividend on the Preferred Stock, in accordance with the actions of the Board of Directors of the Corporation pursuant to the Shelf Resolutions, shall be payable at the rate per annum of 5.715%, for the period from the date of issuance to December 31, 1997, on January 1, 1998 to holders of record of the Preferred Stock on December 15, 1997;

6.       That the stated value of the Preferred Stock shall be $50 per share;

7. That the Preferred Stock shall be redeemable, at the option of the Corporation, at par on and after October 1, 2007.

8. That the date of issuance and delivery of the Preferred Stock shall be September 24, 1997, or such earlier or later date as may be provided for in the Underwriting Agreement (hereinafter approved) as the officer executing the same, with the advice of counsel, shall approve;

9. That the other terms and provisions of the Preferred Stock, including optional redemption provisions, restrictive covenants, voting rights provisions, dividend limitations and other rights, preferences, privileges and qualifications as set forth in the Articles Supplementary to be dated September 24, 1997 of the Corporation (copies of a draft of which have been furnished to and reviewed by all of the members of this Committee), be, and they hereby are, authorized and approved;

10. That the proper officers of this Corporation heretofore authorized by the Board of Directors of this Corporation to execute the Articles Supplementary be, and they hereby are, authorized and directed to execute said Articles Supplementary containing the terms and conditions hereinabove authorized and approved and with such changes therein as such officers, with the advice of counsel, deem necessary or desirable, that such execution by such officers of said Articles Supplementary shall be deemed to be conclusive evidence of the approval by this Committee of the Articles Supplementary as so executed, and that such officers be, and they hereby are, authorized and directed to file, or cause to be filed, said Articles Supplementary with the State Department of Assessments and Taxation of the State of Maryland;

11. That the specimen stock certificate for the Preferred Stock (copies of the proof of which have been furnished to and reviewed by all members of this Committee) shall be the form of stock certificate representing shares of the Preferred Stock; and

12. That the proper officers of the Corporation be, and they hereby are, authorized and directed to prepare and file, pursuant to Rule 424(b) of the Securities and Exchange Commission (the "SEC"), a preliminary Prospectus Supplement and a definitive Prospectus Supplement to the Prospectus contained in the Registration Statement (No. 33-42582) filed with the SEC on September 6, 1991 and declared effective September 27, 1991, containing the terms and conditions of the Preferred Stock authorized hereinabove and such other information as they, with the advice of counsel, deem necessary and advisable;

and it is further

RESOLVED, that consistent with the terms of the offering of the Preferred Stock as determined by this Committee in accordance with the Shelf Resolutions, the Underwriting Agreement, in the form and containing the terms and provisions as presented and described to the Committee, between the Corporation and Morgan Stanley & Co. Incorporated as the underwriters for the offering and sale by the Corporation of the Preferred Stock (which underwriting agreement may provide that the Corporation shall indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933) and containing such other and further terms, covenants, conditions and changes in and additions thereto as may be deemed to be necessary or advisable by the proper officers of the Corporation, be, and the same hereby is, authorized and approved, and that the Chairman, the Chairman of the Executive Committee, any Vice Chairman, the President, any Executive Vice President or any Senior Vice President of the Corporation, be, and each of them hereby is, authorized to execute and deliver, in the name and on behalf of the Corporation, the Underwriting Agreement in substantially the form approved hereby, with such changes therein or additions thereto as the officer executing the same shall approve, such approval to be conclusively evidenced by such officer's execution and delivery of the same; and it is further

RESOLVED, that, effective upon the sale of the Preferred Stock, American Stock Transfer & Trust Company be, and it hereby is, appointed as Transfer Agent and Registrar for the Preferred Stock with the same authority heretofore granted to it with respect to the Common Stock; and that for the original issues of shares of the Preferred Stock such Transfer Agent and Registrar is hereby authorized and directed to record and countersign, manually or by facsimile, certificates signed by or bearing the facsimile signatures of the officers of the Corporation authorized to sign such stock certificates in such names and amounts as the Corporation may direct in writing signed by an officer of the Corporation and, when so countersigned, to deliver the certificates to or upon the written order of an officer of the Corporation; and that the proper officers of this Corporation, and each of them, be, and they hereby are, authorized to execute such agreements in connection therewith as may be necessary or desirable, or any amendments thereto, with such changes therein or additions thereto as such officers may deem necessary or appropriate, with such officer's execution thereof to be deemed to be conclusive evidence of the due authorization thereof; and it is further

RESOLVED, that, effective upon the sale of the Preferred Stock pursuant to the Underwriting Agreement relating thereto, American Stock Transfer & Trust Company be, and it hereby is, appointed Dividend Disbursing Agent for the Preferred Stock for which it then or thereafter may be acting as Transfer Agent and Registrar, and it hereby is authorized to pay such dividends as may hereafter be declared by the Board of Directors of the Corporation upon being furnished with New York funds sufficient for the payment of such dividends on each dividend payment date and a letter of instructions signed by any officer of the Corporation notifying it of the declaration of any such dividend, the date upon which such dividend is payable and the record date of such dividend; and it is further

RESOLVED, that American Stock Transfer & Trust Company, as Transfer Agent and Registrar for the Preferred Stock, be, and it hereby is, authorized and directed, on the basis of an Affidavit of Loss and Surety Company Open Penalty Bond of Indemnity in which this Corporation is named as an Obligee or is included as an Obligee to the same extent as though its name was set forth in full therein, in form satisfactory to it in each instance, to issue and register, respectively, from time to time, a new certificate or certificates of the Preferred Stock to replace a certificate or certificates reported lost, stolen or destroyed, without further action or approval by or on behalf of this Corporation; and it is further

RESOLVED, that such Surety Company Open Penalty Bond of Indemnity may be a Blanket Bond of Indemnity under which the Obligor has assumed liability by executing an Assumption of Liability Endorsement and that such Affidavit of Loss may be an Affidavit relating to the non-receipt by an addressee of a certificate or certificates alleged to have been forwarded by mail; and it is further

RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized, empowered and directed to do or cause to be done any or all such further acts and things, including, without limitation, the authorization and payment of all expenses, including printing expenses, and to execute and deliver, in the name of or on behalf of the Corporation, any and all such documents, papers or instruments that they, in their discretion, with advice of counsel, deem necessary or desirable in order to carry into effect the purpose and intent of the foregoing resolutions.


IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation this 19th day of September, 1997.


                                                  /s/ Patricia J. Howard
                                               ------------------------------
[Seal]                                                Patricia J. Howard
                                                   Deputy Corporate Secretary